Exhibit 99.1

Media Contact:	Investor Relations Contact:
Evelyn Mitchell	Dana Nolan
(205) 264-4551	(205) 264-7040

Regions reports first quarter 2018 earnings from continuing operations of $398 million, up 44 percent over the prior year, and earnings per share of $0.35, up 52 percent
Generates positive operating leverage and continued improvement in asset quality

BIRMINGHAM, Ala. - (BUSINESS WIRE) - April 20, 2018 - Regions Financial Corporation (NYSE:RF) today announced earnings for the first quarter ended March 31, 2018. The company reported net income available to common shareholders from continuing operations of $398 million, an increase of 44 percent compared to the first quarter of 2017. Earnings per diluted share from continuing operations were $0.35, an increase of 52 percent from the first quarter of 2017. The company generated positive operating leverage with reported pre-tax pre-provision income increasing 9 percent over the first quarter of 2017 and continued broad-based asset quality improvement.

Subsequent to the end of the first quarter, Regions announced it had entered into a definitive agreement to sell its Regions Insurance subsidiary and affiliates. Subject to regulatory approval, the transaction is expected to close in the third quarter. In connection with management's decision to sell, the pending transaction meets the criteria for reporting as discontinued operations at March 31, 2018. Results of the entities being sold are reported in Regions' consolidated statements of income separately as discontinued operations for all periods presented. The company expects the transaction will result in an after-tax gain of approximately $200 million, and will generate Common Equity Tier 1 of approximately $300 million. Capital generated from this transaction at the time of closing is expected to be used to repurchase shares of common stock, subject to review and non-objection by the Federal Reserve as part of the 2018 Comprehensive Capital Analysis and Review.

“We began 2018 with positive momentum, and our first quarter financial performance demonstrates our focus on sustainable growth is producing results,” said Grayson Hall, Chairman and CEO. “During the quarter, we grew loans and net interest income while continuing to prudently manage asset quality. In addition, we made progress related to our Simplify and Grow initiative with our recently announced organizational changes, which will further streamline our field structure while also deepening our commitment to support local customers and communities.”

Hall added, “Earlier this month, we also announced an agreement to sell our Regions Insurance subsidiary, which will allow increased focus on businesses where we can add the most value for our customers, associates and shareholders. This decision was an outcome of Regions' robust strategic planning and capital allocation process and aligns with our commitment to simplify our company and generate long-term benefits for all of our stakeholders.”

SUMMARY OF FIRST QUARTER 2018 RESULTS:

	Quarter Ended
($ amounts in millions, except per share data)	3/31/2018	12/31/2017	3/31/2017
Income from continuing operations (A)	$414	$320	$293
Income (loss) from discontinued operations, net of tax	—	15	8
Net income	414	335	301
Preferred dividends (B)	16	16	16
Net income available to common shareholders	$398	$319	$285
Net income from continuing operations available to common shareholders (A) – (B)	$398	$304	$277

Diluted earnings per common share from continuing operations	$0.35	$0.26	$0.23

Diluted earnings per common share	$0.35	$0.27	$0.23

First quarter 2018 results compared to fourth quarter 2017:

•	Reported net interest income and other financing income increased $8 million; net interest margin was 3.46 percent, up 9 basis points.

•	Net interest income and other financing income increased $2 million on an adjusted basis(1); net interest margin increased 7 basis points on an adjusted basis(1).

•	Non-interest income decreased 2 percent, and 1 percent on an adjusted basis(1).

•	Non-interest expense decreased 4 percent, and 1 percent on an adjusted basis(1).

•	Average loans and leases increased $368 million and totaled $79.9 billion; adjusted(1) loans and leases increased $620 million or 1 percent.

◦	Consumer lending balances decreased $95 million, but increased $157 million on an adjusted basis(1).

◦	Business lending balances increased $463 million.

•	Average deposits decreased $1.6 billion and totaled $95.4 billion.

•	Net charge-offs increased 11 basis points to 0.42 percent of average loans, and 9 basis points to 0.40 percent of average loans on an adjusted basis(1).

•	Non-performing loans, excluding loans held for sale, decreased 8 percent to 0.75 percent of loans outstanding.

•	Business services criticized loans decreased 9 percent.

•	Allowance for loan and lease losses decreased 12 basis points to 1.05 percent of total loans.

•	Allowance for loan losses as a percent of non-performing loans decreased 4 basis points to 140 percent.

First quarter 2018 results compared to first quarter 2017:

•	Net interest income and other financing income increased 6 percent; net interest margin increased 21 basis points.

•	Non-interest income increased 7 percent, and 6 percent on an adjusted basis(1).

•	Non-interest expenses increased 5 percent, and 3 percent on an adjusted basis(1).

•	Average loans and leases decreased $287 million, but increased $577 million on an adjusted basis(1).

◦	Consumer lending balances increased $38 million, and $902 million on an adjusted basis(1).

◦	Business lending balances decreased $325 million.

•	Average deposits decreased 3 percent.

•	Net charge-offs decreased 9 basis points, and 11 basis points on an adjusted basis(1).

•	Non-performing loans, excluding loans held for sale, decreased 40 percent.

•	Business services criticized loans decreased 37 percent.

FIRST QUARTER 2018 FINANCIAL RESULTS:
Selected items impacting earnings from continuing operations:

	Quarter Ended
($ amounts in millions, except per share data)	3/31/2018	12/31/2017	3/31/2017
Pre-tax adjusted items:
Branch consolidation, property and equipment charges	$(3)	$(9)	$(1)
Salaries and benefits related to severance charges	(15)	(2)	(4)
Expenses associated with residential mortgage loan sale	(4)	—	—
Securities gains (losses), net	—	10	—
Reduction in leveraged lease interest income resulting from tax reform	—	(6)	—
Contribution to Regions' charitable foundation associated with tax reform	—	(40)
Leveraged lease termination gains	4	—	—
Net provision benefit from residential mortgage loan sale	16	—	—
Tax reform adjustments through income tax expense	—	(61)	—

Diluted EPS impact*	$—	$(0.08)	$—

Pre-tax additional selected items**:
Operating lease impairment charges	$(4)	$—	$(5)
Reduction of hurricane-related allowance for loan losses	30	—	—
Visa Class B shares expense	(2)	(11)	(3)

* Based on income taxes at a 25.0% incremental rate beginning in 2018, and 38.5% for all prior periods.
** Items represent an outsized or unusual impact to the quarter or quarterly trends, but are not considered non-GAAP adjustments.

Regions continues to take actions with respect to its Simplify and Grow initiative, including streamlining its structure and refining its branch network while making prudent investments in new technologies, delivery channels and other areas of growth. As a result, during the first quarter the company incurred $15 million of severance expense, as well as $3 million of expenses associated primarily with plans to consolidate between 30 and 40 branches during 2018. Including these branches, the company will have consolidated approximately 12 percent of its retail branch network since the end of 2015.

In addition, the company sold $254 million of residential mortgage loans during the first quarter of 2018 incurring $4 million in expenses associated with the transaction, which consisted primarily of performing troubled debt restructured loans. The company recognized $5 million in net charge-offs associated with the loan sale; however, the company also released approximately $21 million of loan loss allowance resulting in a $16 million net benefit to provision for loan losses.

Regions also incurred a $4 million net impairment charge reducing the value of certain operating lease assets and recognized $4 million of leveraged lease termination gains during the quarter.

Lower than anticipated losses associated with certain 2017 hurricanes resulted in a reduction to the company's hurricane-specific loan loss allowance of approximately $30 million.

Total revenue from continuing operations

	Quarter Ended
($ amounts in millions)	3/31/2018	12/31/2017	3/31/2017	1Q18 vs. 4Q17		1Q18 vs. 1Q17
Net interest income and other financing income	$909	$901	$859	$8	0.9%	$50	5.8%
Reduction in leveraged lease interest income resulting from tax reform	—	6	—	(6)	(100.0)%	—	NM
Adjusted net interest income and other financing income (non-GAAP)(1)	$909	$907	$859	$2	0.2%	$50	5.8%
Taxable equivalent adjustment*	13	23	22	(10)	(43.5)%	(9)	(40.9)%
Adjusted net interest income and other financing income, taxable equivalent basis (non-GAAP)(1)	$922	$930	$881	$(8)	(0.9)%	$41	4.7%
Net interest margin (FTE)	3.46%	3.37%	3.25%
Adjusted net interest margin (FTE) (non-GAAP)(1)	3.46%	3.39%	3.25%

Non-interest income:
Service charges on deposit accounts	$171	$171	$168	$—	NM	3	1.8%
Card & ATM fees	104	106	104	(2)	(1.9)%	—	NM
Investment management and trust fee income	58	59	56	(1)	(1.7)%	2	3.6%
Capital markets fee income and other	50	56	32	(6)	(10.7)%	18	56.3%
Mortgage Income	38	36	41	2	5.6%	(3)	(7.3)%
Bank-owned life insurance	17	20	19	(3)	(15.0)%	(2)	(10.5)%
Commercial credit fee income	17	18	18	(1)	(5.6)%	(1)	(5.6)%
Investment services fee income	17	14	16	3	21.4%	1	6.3%
Market value adjustments on employee benefit assets**	(1)	6	5	(7)	(116.7)%	(6)	(120.0)%
Securities gains (losses), net	—	10	—	(10)	(100.0)%	—	NM
Other	36	20	15	16	80.0%	21	140.0%
Non-interest income	$507	$516	$474	$(9)	(1.7)%	$33	7.0%
Total revenue	$1,416	$1,417	$1,333	$(1)	(0.1)%	$83	6.2%

Adjusted total revenue (non-GAAP)(1)	$1,412	$1,413	$1,333	$(1)	(0.1)%	$79	5.9%

NM - Not Meaningful
* Changes in corporate income tax rates effective in 2018 resulted in a decrease to the taxable equivalent adjustment.
** These market value adjustments relate to assets held for certain employee benefits and are offset within salaries and employee benefits expense.

Comparison of first quarter 2018 to fourth quarter 2017
Total revenue was $1.4 billion on a reported and adjusted basis(1), consistent with the fourth quarter.

Net interest income and other financing income was $909 million. On an adjusted basis(1), net interest income and other financing income increased $2 million over the prior quarter. Net interest margin was 3.46 percent, reflecting a 7 basis point increase over the prior quarter's adjusted basis(1). Adjusted net interest margin and net interest income and other financing income primarily benefited from higher interest rates offset by higher funding costs associated with bank debt issued during the quarter. In addition, two fewer days in the quarter reduced net interest income and other financing income approximately $10 million, but benefited net interest margin by approximately 4 basis points.

Non-interest income totaled $507 million, a decrease of $9 million or 2 percent. On an adjusted basis(1), non-interest income decreased $3 million or 1 percent primarily due to decreases in capital markets and card & ATM fees, partially offset by an increase in mortgage income. Other non-interest income also reflects a $6 million increase to the value of an equity investment based on observable price transactions that occurred during the first quarter and recognized $7 million in net gains associated with the sale of certain low income housing investments. Offsetting these gains, the company incurred $4 million of net impairment charges reducing the value of certain operating lease assets.

Capital markets income declined $6 million or 11 percent from a record high fourth quarter, and seasonal declines in card & ATM fees resulted in a $2 million decrease reflecting lower interchange income. Mortgage income increased $2 million or 6 percent driven by increases in the market valuation of mortgage servicing rights and related hedging activity.

Comparison of first quarter 2018 to first quarter 2017
Total revenue increased $83 million or 6 percent compared to the first quarter of 2017. Adjusted(1) total revenue increased $79 million or 6 percent.

Net interest income and other financing income increased $50 million or 6 percent. Net interest margin increased 21 basis points. Net interest margin and net interest income and other financing income benefited from higher interest rates and prudent deposit cost management, partially offset by modest increases in funding costs and lower average loan balances.

Non-interest income increased $33 million or 7 percent on a reported basis and $29 million or 6 percent on an adjusted basis(1) driven primarily by growth in capital markets and service charges, partially offset by lower mortgage income. Other non-interest income includes an increase to the value of an equity investment and net gains associated with the sale of certain low income housing investments during the current quarter.

Capital markets income increased $18 million or 56 percent reflecting higher merger and acquisition advisory services, customer interest rate swap income, and fees generated from the placement of permanent financing for real estate customers. Service charges income increased $3 million or 2 percent consistent with customer account growth; however, mortgage income decreased $3 million or 7 percent compared to the prior year consistent with lower production volumes.

Non-interest expense from continuing operations

	Quarter Ended
($ amounts in millions)	3/31/2018	12/31/2017	3/31/2017	1Q18 vs. 4Q17		1Q18 vs. 1Q17
Salaries and employee benefits	$495	$479	$461	$16	3.3%	$34	7.4%
Net occupancy expense	83	82	83	1	1.2%	—	NM
Furniture and equipment expense	81	80	79	1	1.3%	2	2.5%
Outside services	47	48	40	(1)	(2.1)%	7	17.5%
FDIC insurance assessments	24	27	27	(3)	(11.1)%	(3)	(11.1)%
Professional, legal and regulatory expenses	27	23	22	4	17.4%	5	22.7%
Marketing	26	23	24	3	13.0%	2	8.3%
Branch consolidation, property and equipment charges	3	9	1	(6)	(66.7)%	2	200.0%
Visa class B shares expense	2	11	3	(9)	(81.8)%	(1)	(33.3)%
Provision (credit) for unfunded credit losses	(4)	(6)	1	2	(33.3)%	(5)	(500.0)%
Other	100	144	102	(44)	(30.6)%	(2)	(2.0)%
Total non-interest expense from continuing operations	$884	$920	$843	$(36)	(3.9)%	$41	4.9%
Total adjusted non-interest expense(1)	$862	$869	$838	$(7)	(0.8)%	$24	2.9%

NM - Not Meaningful

Comparison of first quarter 2018 to fourth quarter 2017
Non-interest expense totaled $884 million in the first quarter, a decrease of $36 million or 4 percent, driven primarily by a $40 million contribution to the company's charitable foundation during the fourth quarter. On an adjusted basis(1), non-interest expense totaled $862 million, a decrease of $7 million or 1 percent. Decreases in expense associated with Visa class B shares sold in a prior year, as well as lower FDIC assessments were partially offset by increases in salaries and benefits and professional fees. Excluding the impact of severance charges, the increase to salaries and benefits was driven primarily by seasonally higher payroll taxes partially offset by staffing reductions. Consistent with the company's efforts to simplify and streamline its organization, staffing levels are lower by approximately 350 positions since year-end and 735 positions since the first quarter of the prior year.

The company's reported first quarter efficiency ratio was 61.9 percent and 60.5 percent on an adjusted basis(1), essentially unchanged from the prior quarter, and the effective tax rate was 23.6 percent.

Comparison of first quarter 2018 to first quarter 2017
Non-interest expense increased $41 million or 5 percent in the first quarter compared to the first quarter of the prior year. On an adjusted basis(1), non-interest expense increased $24 million or 3 percent primarily due to higher salaries and benefits and professional fees. Excluding the impact of severance charges, the increase to salaries and benefits was driven primarily by merit increases and higher production-based incentives, partially offset by staffing reductions.

Loans and Leases

	Average Balances

($ amounts in millions)	1Q18	4Q17	1Q17	1Q18 vs. 4Q17		1Q18 vs. 1Q17
Commercial and industrial	$36,464	$35,689	$35,330	$775	2.2%	$1,134	3.2%
Commercial real estate—owner-occupied	6,435	6,543	7,139	(108)	(1.7)%	(704)	(9.9)%
Investor real estate	5,720	5,924	6,475	(204)	(3.4)%	(755)	(11.7)%
Business Lending	48,619	48,156	48,944	463	1.0%	(325)	(0.7)%
Residential first mortgage*	13,977	13,954	13,469	23	0.2%	508	3.8%
Home equity	10,041	10,206	10,606	(165)	(1.6)%	(565)	(5.3)%
Indirect—vehicles	2,248	2,177	2,108	71	3.3%	140	6.6%
Indirect—vehicles third-party	1,061	1,223	1,835	(162)	(13.2)%	(774)	(42.2)%
Indirect—other consumer	1,531	1,400	937	131	9.4%	594	63.4%
Consumer credit card	1,257	1,238	1,166	19	1.5%	91	7.8%
Other consumer	1,157	1,169	1,113	(12)	(1.0)%	44	4.0%
Consumer Lending	31,272	31,367	31,234	(95)	(0.3)%	38	0.1%
Total Loans	$79,891	$79,523	$80,178	$368	0.5%	$(287)	(0.4)%

Adjusted Consumer Lending (non-GAAP)(1)	$30,047	$29,890	$29,145	$157	0.5%	$902	3.1%
Adjusted Total Loans (non-GAAP)(1)	$78,666	$78,046	$78,089	$620	0.8%	$577	0.7%

NM - Not meaningful.
* 2018 average residential first mortgage balances include the impact of a $254 million loan sale.

Comparison of first quarter 2018 to fourth quarter 2017
Average loans and leases increased $368 million to $79.9 billion in the first quarter. Adjusted(1) average loans and leases increased $620 million or 1 percent reflecting modest growth in the business and consumer lending portfolios.

Average balances in the consumer lending portfolio decreased $95 million to $31.3 billion. Adjusted(1) average consumer loans increased $157 million reflecting growth in residential mortgage, indirect-other consumer, indirect-vehicle, and consumer credit card, partially offset by continued declines in home equity.

Despite the first quarter loan sale, average residential first mortgage balances increased $23 million. Average indirect-other consumer loans increased $131 million or 9 percent as the company continued to expand and grow its point-of-sale portfolio, and credit card balances increased $19 million or 2 percent consistent with an increase in active credit cards. Average indirect-vehicle loans increased $71 million or 3 percent, while home equity portfolio balances declined $165 million or 2 percent driven primarily by declines in home equity lines of credit.

Average balances in the business lending portfolio totaled $48.6 billion reflecting an increase of $463 million as growth in commercial and industrial loans was partially offset by declines in owner-occupied commercial real estate and investor real estate. Commercial and industrial loans grew $775 million during the quarter, led by growth in government & institutional banking, energy & natural resources, and technology & defense. Owner-occupied commercial real estate loans decreased $108 million reflecting a slowing pace of decline, and investor real estate loans decreased $204 million driven by maturities and refinancing activity. The company is encouraged by increasing opportunities in 2018 as economic conditions and customer sentiment continue to modestly improve.

Comparison of first quarter 2018 to first quarter 2017
Despite a 24 percent increase in total new and renewed loan production, average loans and leases declined modestly compared to the first quarter of 2017. Adjusted(1) average loans increased $577 million or 1 percent.

Average balances in the consumer lending portfolio remained relatively stable. Adjusted(1) average consumer balances increased $902 million or 3 percent as solid growth in residential first mortgage, indirect-other consumer, indirect-vehicle, consumer credit card, and other consumer loans was partially offset by declines in home equity balances.

Average balances in the business lending portfolio decreased $325 million or 1 percent primarily due to elevated loan payoffs and pay downs as well as de-risking efforts within certain loan portfolios throughout the prior year, including decreases in direct energy loans, multi-family investor real estate loans, and medical office building loans. In addition, declines in owner-occupied commercial real estate loans reflect the competitive market and continued softness in loan demand from middle market and small business customers.

Deposits

	Average Balances

($ amounts in millions)	1Q18	4Q17	1Q17	1Q18 vs. 4Q17		1Q18 vs. 1Q17
Low-cost deposits	$88,615	$90,125	$90,819	$(1,510)	(1.7)%	$(2,204)	(2.4)%
Time deposits	6,813	6,935	7,148	(122)	(1.8)%	(335)	(4.7)%
Total Deposits	$95,428	$97,060	$97,967	$(1,632)	(1.7)%	$(2,539)	(2.6)%

($ amounts in millions)	1Q18	4Q17	1Q17	1Q18 vs. 4Q17		1Q18 vs. 1Q17
Consumer Bank Segment	$57,146	$56,921	$56,243	$225	0.4%	$903	1.6%
Corporate Bank Segment	27,672	28,362	28,165	(690)	(2.4)%	(493)	(1.8)%
Wealth Management Segment	8,942	9,163	10,041	(221)	(2.4)%	(1,099)	(10.9)%
Other	1,668	2,614	3,518	(946)	(36.2)%	(1,850)	(52.6)%
Total Deposits	$95,428	$97,060	$97,967	$(1,632)	(1.7)%	$(2,539)	(2.6)%

Comparison of first quarter 2018 to fourth quarter 2017
Total average deposit balances decreased $1.6 billion to $95.4 billion in the first quarter reflecting continued optimization of the company's deposit portfolio reducing certain higher cost brokered and collateralized deposits. Average low-cost deposits represented 93 percent of total average deposits, and deposit costs increased to 21 basis points, while total funding costs remained low at 46 basis points in the first quarter.

Average deposits in the Consumer segment increased $225 million while average Corporate segment deposits decreased $690 million, or 2 percent driven primarily by seasonal declines. Average deposits in the Wealth Management segment declined $221 million or 2 percent and includes the impact of ongoing strategic reductions of certain collateralized deposits. Average deposits in the Other segment decreased $946 million or 36 percent driven primarily by the decision to reduce higher cost retail brokered sweep deposits that were no longer a necessary component of the company's current funding strategy.

Comparison of first quarter 2018 to first quarter 2017
Total average deposit balances decreased $2.5 billion or 3 percent from the prior year. Growth in average Consumer segment deposits was offset by strategic reductions in Corporate, Wealth Management, and Other segment deposits.

Asset quality

	As of and for the Quarter Ended
($ amounts in millions)	3/31/2018	12/31/2017	3/31/2017
ALL/Loans, net	1.05%	1.17%	1.33%
Allowance for loan losses to non-performing loans, excluding loans held for sale	1.40x	1.44x	1.06x
Net loan charge-offs as a % of average loans, annualized	0.42%	0.31%	0.51%
Adjusted net loan charge-offs as a % of average loans (non-GAAP), annualized	0.40%	0.31%	0.51%
Non-accrual loans, excluding loans held for sale/Loans, net	0.75%	0.81%	1.26%
NPAs (ex. 90+ past due)/Loans, foreclosed properties and non-performing loans held for sale	0.85%	0.92%	1.37%
NPAs (inc. 90+ past due)/Loans, foreclosed properties and non-performing loans held for sale*	1.02%	1.13%	1.57%
Total TDRs, excluding loans held for sale	$996	$1,144	$1,364
Total Criticized Loans—Business Services**	$2,223	$2,456	$3,538
* Excludes guaranteed residential first mortgages that are 90+ days past due and still accruing.
** Business services represents the combined total of commercial and investor real estate loans.

Comparison of first quarter 2018 to fourth quarter 2017
Broad-based asset quality improvement continued during the first quarter. Non-performing, criticized and troubled debt restructured loans, as well as total delinquencies, all declined. Total non-performing loans, excluding loans held for sale, decreased 8 percent to 0.75 percent of loans outstanding, marking consecutive quarters at a new 10-year low. Business services criticized and total troubled debt restructured loans decreased 9 percent and 13 percent, respectively, and total delinquencies decreased 4 percent.

Net charge-offs totaled $84 million or 0.42 percent of average loans compared to $63 million or 0.31 percent of average loans in the previous quarter. The increase in net charge-offs was primarily attributable to larger recoveries in the fourth quarter and approximately $5 million associated with the sale of primarily troubled debt restructured residential mortgage loans during the current quarter. Improving economic conditions drove improvements in credit metrics, particularly pay downs and payoffs of adversely rated loans. This improvement, combined with a $30 million reduction of hurricane-specific allowance and a $21 million reduction of allowance associated with the loan sale, resulted in a credit provision of $10 million. The allowance for loan and lease losses decreased 12 basis points to 1.05 percent of total loans outstanding. The resulting allowance for loan and lease losses as a percent of total non-accrual loans decreased 4 basis points to 140 percent. Given the current phase of the credit cycle, volatility in certain credit metrics can be expected, especially related to large-dollar commercial credits.

Comparison of first quarter 2018 to first quarter 2017
Net charge-offs decreased 9 basis points compared to the first quarter of 2017 and represented 0.42 percent of average loans compared to 0.51 percent in the prior year. The allowance for loan and lease losses as a percent of total loans decreased 28 basis points. Total non-performing loans, excluding loans held for sale, decreased 40 percent, and total business lending criticized loans decreased 37 percent.

Capital and liquidity

	As of and for Quarter Ended
	3/31/2018	12/31/2017	3/31/2017
Basel III Common Equity Tier 1 ratio(2)	11.1%	11.1%	11.3%
Basel III Common Equity Tier 1 ratio — Fully Phased-In Pro-Forma (non-GAAP)(1)(2)	11.0%	11.0%	11.2%
Tier 1 capital ratio(2)	11.9%	11.9%	12.1%
Tangible common stockholders’ equity to tangible assets (non-GAAP)(1)	8.54%	8.71%	9.15%
Tangible common book value per share (non-GAAP)(1)	$8.98	$9.16	$9.08

Under the Basel III capital rules, Regions’ estimated capital ratios remain well above current regulatory requirements. The Tier 1(2) and Common Equity Tier 1(2) ratios were estimated at 11.9 percent and 11.1 percent, respectively, at quarter-end under the phase-in provisions. In addition, the Common Equity Tier 1 ratio(1)(2) was estimated at 11.0 percent on a fully phased-in basis.

During the first quarter, the company repurchased $235 million or 12.5 million shares of common stock and declared $101 million in dividends to common shareholders. The company’s liquidity position remained solid with its loan-to-deposit ratio at the end of the quarter at 82 percent, and as of quarter-end, the company remained fully compliant with the liquidity coverage ratio rule.

(1)	Non-GAAP, refer to pages 6, 9, 10, 15, 21 and 24 of the financial supplement to this earnings release

(2)	Current quarter Basel III common equity Tier 1, and Tier 1 capital ratios are estimated.

Conference Call
A replay of the earnings call will be available beginning Friday, April 20, 2018, at 2 p.m. ET through Sunday, May 20, 2018. To listen by telephone, please dial 1-855-859-2056, and use access code 5947769. An archived webcast will also be available on the Investor Relations page of www.regions.com.

About Regions Financial Corporation
Regions Financial Corporation (NYSE:RF), with $123 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, mortgage, and insurance products and services. Regions serves customers across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,500 banking offices and 1,900 ATMs. Additional information about Regions and its full line of products and services can be found at www.regions.com.

Forward-Looking Statements
This release may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, which reflect Regions’ current views with respect to future events and financial performance. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those described below:

•
Current and future economic and market conditions in the United States generally or in the communities we serve, including the effects of declines in property values, increased in unemployment rates and potential reductions of economic growth, which may adversely affect our lending and other businesses and our financial results and conditions.

•
Possible changes in trade, monetary and fiscal policies of, and other activities undertaken by, governments, agencies, central banks and similar organizations, which could have a material adverse effect on our earnings.

•	The effects of a possible downgrade in the U.S. government’s sovereign credit rating or outlook, which could result in risks to us and general economic conditions that we are not able to predict.

•
Possible changes in market interest rates or capital markets could adversely affect our revenue and expense, the value of assets and obligations, and the availability and cost of capital and liquidity.

•
Any impairment of our goodwill or other intangibles, any repricing of assets, or any adjustment of valuation allowances on our deferred tax assets due to changes in law, adverse changes in the economic environment, declining operations of the reporting unit or other factors.

•
The effect of changes in tax laws, including the effect of Tax Reform and any future interpretations of or amendments to Tax Reform, which may impact our earnings, capital ratios and our ability to return capital to shareholders.

•	Possible changes in the creditworthiness of customers and the possible impairment of the collectability of loans and leases, including operating leases.

•
Changes in the speed of loan prepayments, loan origination and sale volumes, charge-offs, loan loss provisions or actual loan losses where our allowance for loan losses may not be adequate to cover our eventual losses.

•	Possible acceleration of prepayments on mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on those securities.

•	Loss of customer checking and savings account deposits as customers pursue other, higher-yield investments, which could increase our funding costs.

•	Possible changes in consumer and business spending and saving habits and the related effect on our ability to increase assets and to attract deposits, which could adversely affect our net income.

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Our ability to effectively compete with other traditional and non-traditional financial services companies, some of whom possess greater financial resources than we do or are subject to different regulatory standards than we are.

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Our inability to develop and gain acceptance from current and prospective customers for new products and services and the enhancement of existing products and services to meet customers’ needs and respond to emerging technological trends in a timely manner could have a negative impact on our revenue.

•	Our inability to keep pace with technological changes could result in losing business to competitors.

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Changes in laws and regulations affecting our businesses, including legislation and regulations relating to bank products and services, as well as changes in the enforcement and interpretation of such laws and regulations by applicable governmental and self-regulatory agencies, which could require us to change certain business practices, increase compliance risk, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses.

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Our ability to obtain a regulatory non-objection (as part of the CCAR process or otherwise) to take certain capital actions, including paying dividends and any plans to increase common stock dividends, repurchase common stock under current or future programs, or redeem preferred stock or other regulatory capital instruments, may impact our ability to return capital to stockholders and market perceptions of us.

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Our ability to comply with stress testing and capital planning requirements (as part of the CCAR process or otherwise) may continue to require a significant investment of our managerial resources due to the importance and intensity of such tests and requirements.

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Our ability to comply with applicable capital and liquidity requirements (including, among other things, the Basel III capital standards and the LCR rule), including our ability to generate capital internally or raise capital on favorable terms, and if we fail to meet requirements, our financial condition could be negatively impacted.

•	The effects of any developments, changes or actions relating to any litigation or regulatory proceedings brought against us or any of our subsidiaries.

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The costs, including possibly incurring fines, penalties, or other negative effects (including reputational harm) of any adverse judicial, administrative, or arbitral rulings or proceedings, regulatory enforcement actions, or other legal actions to which we or any of our subsidiaries are a party, and which may adversely affect our results.

•	Our ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support our business.

•	Our ability to execute on our strategic and operational plans, including our ability to fully realize the financial and non-financial benefits relating to our strategic initiatives.

•	The risks and uncertainties related to our acquisition or divestiture of businesses.

•	The success of our marketing efforts in attracting and retaining customers.

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Our ability to recruit and retain talented and experienced personnel to assist in the development, management and operation of our products and services may be affected by changes in laws and regulations in effect from time to time.

•	Fraud or misconduct by our customers, employees or business partners.

•	Any inaccurate or incomplete information provided to us by our customers or counterparties.

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Inability of our framework to manage risks associated with our business such as credit risk and operational risk, including third-party vendors and other service providers, which could, among other things, result in a breach of operating or security systems as a result of a cyber attack or similar act or failure to deliver our services effectively.

•	Dependence on key suppliers or vendors to obtain equipment and other supplies for our business on acceptable terms.

•	The inability of our internal controls and procedures to prevent, detect or mitigate any material errors or fraudulent acts.

•	The effects of geopolitical instability, including wars, conflicts and terrorist attacks and the potential impact, directly or indirectly, on our businesses.

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The effects of man-made and natural disasters, including fires, floods, droughts, tornadoes, hurricanes, and environmental damage, which may negatively affect our operations and/or our loan portfolios and increase our cost of conducting business.

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Changes in commodity market prices and conditions could adversely affect the cash flows of our borrowers operating in industries that are impacted by changes in commodity prices (including businesses indirectly impacted by commodities prices such as businesses that transport commodities or manufacture equipment used in the production of commodities), which could impair their ability to service any loans outstanding to them and/or reduce demand for loans in those industries.

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Our ability to identify and address cyber-security risks such as data security breaches, malware, “denial of service” attacks, “hacking” and identity theft, a failure of which could disrupt our business and result in the disclosure of and/or misuse or misappropriation of confidential or proprietary information, disruption or damage to our systems, increased costs, losses, or adverse effects to our reputation.

•	Our ability to realize our adjusted efficiency ratio target as part of our expense management initiatives.

•	Possible downgrades in our credit ratings or outlook could increase the costs of funding from capital markets.

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The effects of problems encountered by other financial institutions that adversely affect us or the banking industry generally could require us to change certain business practices, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses.

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The effects of the failure of any component of our business infrastructure provided by a third party could disrupt our businesses, result in the disclosure of and/or misuse of confidential information or proprietary information, increase our costs, negatively affect our reputation, and cause losses.

•	Our ability to receive dividends from our subsidiaries could affect our liquidity and ability to pay dividends to stockholders.

•	Changes in accounting policies or procedures as may be required by the FASB or other regulatory agencies could materially affect how we report our financial results.

•	Other risks identified from time to time in reports that we file with the SEC.

•	Fluctuations in the price of our common stock and inability to complete stock repurchases in the time frame and/or on the terms anticipated.

•	The effects of any damage to our reputation resulting from developments related to any of the items identified above.
The foregoing list of factors is not exhaustive. For discussion of these and other factors that may cause actual results to differ from expectations, look under the captions “Forward-Looking Statements” and “Risk Factors” of Regions’ Annual Report on Form 10-K for the year ended December 31, 2017 as filed with the SEC.
The words “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “targets,” “projects,” “outlook,” “forecast,” “will,” “may,” “could,” “should,” “can,” and similar expressions often signify forward-looking statements. You should not place undue reliance on any forward-looking statements, which speak only as of the date made. We assume no obligation to update or revise any forward-looking statements that are made from time to time.
Regions’ Investor Relations contact is Dana Nolan at (205) 264-7040; Regions’ Media contact is Evelyn Mitchell at (205) 264-4551.

Use of non-GAAP financial measures
Management uses pre-tax pre-provision income (non-GAAP) and adjusted pre-tax pre-provision income (non-GAAP), as well as the adjusted efficiency ratio (non-GAAP) and the adjusted fee income ratio (non-GAAP) to monitor performance and believes these measures provide meaningful information to investors. Non-interest expense (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest expense (non-GAAP), which is the numerator for the efficiency ratio. Net interest income and other financing income (GAAP) is presented excluding certain adjustments related to tax reform to arrive at adjusted net interest income and other financing income (non-GAAP). Non-interest income (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest income (non-GAAP), which is the numerator for the fee income ratio. Adjusted non-interest income (non-GAAP) and adjusted non-interest expense (non-GAAP) are used to determine adjusted pre-tax pre-provision income (non-GAAP). Net interest income and other financing income (GAAP) on a taxable-equivalent basis and non-interest income are added together to arrive at total revenue on a taxable-equivalent basis. Net interest income and other financing income on a taxable-equivalent basis is presented excluding certain adjustments related to tax reform to arrive at adjusted net interest income and other financing income on a taxable-equivalent basis (non-GAAP). Adjustments are made to arrive at adjusted total revenue on a taxable-equivalent basis (non-GAAP), which is the denominator for the fee income and efficiency ratios. Regions believes that the exclusion of these adjustments provides a meaningful base for period-to-period comparisons, which management believes will assist investors in analyzing the operating results of the Company and predicting future performance. These non-GAAP financial measures are also used by management to assess the performance of Regions’ business. It is possible that the activities related to the adjustments may recur; however, management does not consider the activities related to the adjustments to be indications of ongoing operations. Regions believes that presentation of these non-GAAP financial measures will permit investors to assess the performance of the Company on the same basis as that applied by management.

The Company's allowance for loan losses as a percentage of non-accrual loans, or coverage ratio is an important credit metric to many investors. Much of the Company's energy exposure is collateralized and therefore requires a lower specific allowance. Adjusting the Company's total allowance for loan losses to exclude the portion attributable to energy and excluding non-accrual energy loans produces an adjusted coverage ratio that management believes could be meaningful to investors.

Tangible common stockholders’ equity ratios have become a focus of some investors and management believes they may assist investors in analyzing the capital position of the Company absent the effects of intangible assets and preferred stock. Analysts and banking regulators have assessed Regions’ capital adequacy using the tangible common stockholders’ equity measure. Because tangible common stockholders’ equity is not formally defined by GAAP or prescribed in any amount by federal banking regulations it is currently considered to be a non-GAAP financial measure and other entities may calculate it differently than Regions’ disclosed calculations. Since analysts and banking regulators may assess Regions’ capital adequacy using tangible common stockholders’ equity, management believes that it is useful to provide investors the ability to assess Regions’ capital adequacy on this same basis.

The calculation of the fully phased-in pro-forma "Common equity Tier 1" (CET1) is based on Regions’ understanding of the Final Basel III requirements. For Regions, the Basel III framework became effective on a phased-in approach starting in 2015 with full implementation beginning in 2019. The calculation includes estimated pro-forma amounts for the ratio on a fully phased-in basis. Regions’ current understanding of the final framework includes certain assumptions, including the Company’s interpretation of the requirements, and informal feedback received through the regulatory process. Regions’ understanding of the framework is evolving and will likely change as analysis and discussions with regulators continue. Because Regions is not currently subject to the fully-phased in capital rules, this pro-forma measure is considered to be a non-GAAP financial measure, and other entities may calculate it differently from Regions’ disclosed calculation.

A company's regulatory capital is often expressed as a percentage of risk-weighted assets. Under the risk-based capital framework, a company’s balance sheet assets and credit equivalent amounts of off-balance sheet items are assigned to broad risk categories. The aggregated dollar amount in each category is then multiplied by the prescribed risk-weighted percentage. The resulting weighted values from each of the categories are added together and this sum is the risk-weighted assets total that, as adjusted, comprises the denominator of certain risk-based capital ratios. CET1 capital is then divided by this denominator (risk-weighted assets) to determine the CET1 capital ratio. The amounts disclosed as risk-weighted assets are calculated consistent with banking regulatory requirements on a fully phased-in basis.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of earnings that excludes selected items does not represent the amount that effectively accrues directly to stockholders.
Management and the Board of Directors utilize non-GAAP measures as follows:
•Preparation of Regions' operating budgets
•Monthly financial performance reporting
•Monthly close-out reporting of consolidated results (management only)
•Presentation to investors of company performance